SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 30, 1996

                          TREASURY INTERNATIONAL, INC.
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             (exact name of Registrant as specified in its charter)

           DELAWARE                    0-28514               98-0160284
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(State or other jurisdiction          Commission          (I.R.S. Employer
of incorporation or organization)      File No.         identification number)

               7040 Tranmere Drive, Mississauga, Ontario L5S-1L9
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                    (Address of principal executive offices)

Registrant's telephone number, including area code: 905-673-1700

          1181 Finch Avenue West, Unit 21, North York, Ontario L5S 1L9
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          Former name or former address, if changed since last report

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ITEM 2. Acquisition or Disposition of Assets

     Acquisition. On October 30, 1996 (the "Closing Date"), Treasury International, Inc. (the "Company") acquired all of the issued and outstanding capital stock (the "Megatran Stock") of Megatran Investments Ltd. ("Megatran"), which is the sole stockholder of Mega Blow Mouldings Limited ("Mega Blow"). Megatran is a corporation organized under the laws of the Province of Ontario, Canada. Mega Blow is a corporation organized under the laws of Canada.

     Mega Blow manufactures and sells plastic bottles and containers principally used by the pharmaceutical, beauty and drug store industries. It leases a building of approximately 45,633 square feet of office, manufacturing and warehouse space at 7040 Tranmere Drive, Mississauga, Ontario, Canada. The Company intends to continue Mega Blow's business at such premises.

     Consideration Paid or Payable. Pursuant to an Agreement dated October 30, 1996, made by and among the Company, Megatran and each of the stockholders of Megatran (William Sarantos, Toula Sarantos, Martin Maxwell, Louis Chelin, Verne Chelin, David Bereskin as Trustee, Joseph Myers, Eleanor Maxwell, Berta Lunenfeld and Douglas Ferguson, collectively, the "Selling Stockholders"), the Company acquired the Megatran Stock for an aggregate purchase price of $3,560,000.00 (CDN) (the "Purchase Price"), paid by delivery on the Closing Date of $2,560,000 (CDN) in cash and its 0% Junior Subordinated Debenture in the principal amount of $1,000,000 (CDN). Such Debenture is repayable in 3 equal installments on the first, second and third anniversaries of the Closing Date and is secured by a junior lien upon all the assets of Mega Blow (collectively, the "Mega Blow Assets"). On each anniversary of the Closing Date one-third of the principal amount of such Debenture is convertible into shares of the Company's common stock at a price of US $.34 each. The Company also guaranteed Mega Blow's indebtedness of approximately $255,106.00 (CDN) to Royal Bank of Canada (the "Royal Bank"), which was borrowed on the Closing Date to satisfy Mega Blow's indebtedness to another bank which certain of the Selling Stockholders had guaranteed. The Company also agreed, within 10 days, to deliver to certain of the Selling Stockholders an aggregate of 283,876 shares of the Company's common stock as payment of the $130,583 (CDN) balance of certain management bonuses due to certain Selling Stockholders based on the net after-tax profits of Mega Blow for its fiscal year ended August 31, 1996.

     The Purchase Price was agreed upon during arms length negotiations between the President of the Company and the principal stockholders of Megatran taking into account Mega Blow's earnings history, management and financial condition. The Company did not retain any investment banker.


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     Source of Funds. The Company obtained the cash portion of the Purchase
Price from the proceeds of Mega Blow's $300,000 (CDN) demand loan and a $1,350,000 (CDN) six-year term loan from Royal Bank, each made on the Closing Date and bearing interest at 1-1/2% to 1-3/4% above such Bank's prime rate and secured by a first lien on the Mega Blow Assets, a pledge of all of the capital stock of Mega Blow and the Company's guarantee. The Company paid the balance of the Purchase Price from the proceeds of its sale, pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, of US$500,000 principal amount of its Series A 8% Senior Subordinated Convertible Debentures (the "Series A Debentures") and US$250,000 principal amount of its Series B 0% Senior Subordinated Convertible Debentures (the "Series B Debentures"). The Series A Debentures mature after one year and are convertible, at any time, into shares of the Company's common stock at a rate equal to the lower of US$.75 per share or 50% of the average high closing bid price over the five trading days preceding the day of conversion. The Series B Debentures mature after one year and are convertible, at any time, into shares of the Company's common stock at a rate equal to the lower of US$.50 per share or 50% of the average high closing bid price over the five trading days preceding the day of conversion.

ITEM 7. Financial Statements and Exhibits

     Financial Statements of Acquiree.

          Pursuant to the instructions to Item 7 of Form 8-K, inasmuch as it is impracticable to presently provide the annual financial statements for the acquiree required to be provided pursuant to General Instruction
          C.3 to this Form 8-K, said financial statements will be filed within 75 days of the acquisition event reported herein.

     Exhibits.

          2. Acquisition Agreement

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 20, 1996                     TREASURY INTERNATIONAL, INC.

                                             By: James Hal
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                                                 James Hal, President


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